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                             KEY EMPLOYEE AGREEMENT



This Key Employment Agreement ("Agreement") is made and entered into as of May 24, 1999, by and between VALUECLICK, INC., a Delaware corporation (the "Company") and KURT JOHNSON ("Executive").


                                    RECITALS


WHEREAS, Company is a global Internet advertising network enabling advertisers to take advantage of the Internet to sell their products and increase brand awareness;

WHEREAS, Executive possesses unique technical and operational skills which are valuable to the business and financial prospects of Company; and

WHEREAS, in light of the foregoing, Company desires to employ Executive to serve as its Chief Financial Officer and Executive desires to accept such employment.


NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:

1. DUTIES. The Company hereby employs Executive to serve as its Chief Financial Officer, reporting to the Chief Executive Officer with such duties as are specified in the Company's Bylaws and as may be defined from time to time by the Chief Executive Officer and the Board of Directors. To the fullest extent permitted by Delaware law, the Company shall indemnify and defend Executive from all costs, expenses and losses whether direct or indirect, including consequential damages and attorney's fees, incurred or sustained by Executive in consequence of the discharge of his duties on the Company's behalf.

2. TERM OF EMPLOYMENT. The Company hereby agrees to employ Executive and Executive agrees to accept employment upon the terms and conditions set forth herein, commencing on the date of this Agreement, and shall continue unless and until terminated by the Company or until Executive resigns from his office, each pursuant to Paragraph 10 below.

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      3.    SALARY. Executive shall be entitled to receive from the Company a starting base salary of $10,833.33 per month, which if annualized is $130,000. The Company shall calculate Executive's salary from the date of Executive's commencement of employment. The base salary shall be paid to Executive in installments every other week and shall be reviewed and may be increased by the Board of Directors annually or at such earlier time or times as it determines.

            (A) IPO BONUS. ValueClick, Inc. agrees to pay to Mr. Johnson a cash bonus of $20,000 for the successful completion of the Company's Initial Public Offering (IPO) or should there be a change in control and/or ownership of the Company. This "IPO Bonus" will be processed through payroll at the direction of ValueClick's CEO, James Zarley when Zarley determines that Johnson has completed all duties/tasks required in the successful completion of the IPO process or within thirty (30) days of change of control/ownership.

  4. STOCK OPTIONS. In addition to Executive's salary described in Section 3 above, Executive shall receive an incentive stock option ("Option") to purchase 75,000 shares ("Option Shares") of the Company's Common Stock at an exercise price of $2.00 per share. The Option shall vest and become exercisable as follows:

         (a) One-eighth (1/8) of the Option Shares subject to the Option shall vest and become exercisable six (6) months after the vesting start date of May 24, 1999. One-forty-second (1/42) of the remaining Option Shares subject to the Option shall vest and become exercisable on the last calendar day of each full month thereafter;

         (b) In the event of the closing of an initial public offering of the Company's securities or the transfer of ownership of 50% or more of the Company, for other than passive funding purposes, at least one-half (1/2) of the Option Shares subject to the Option shall be fully vested as of the date of such transaction and the balance shall vest over the succeeding twelve (12) months or such shorter period as they would have fully vested under the aforesaid original vesting schedule; and

         (c) In the event of the termination of Mr. Johnson's position with the Company as Chief Financial Officer following the transfer of ownership of 50% or more of the Company, for other than passive funding purposes, all of the Option Shares shall be fully vested as of the date of such transaction and Mr. Johnson shall be entitled to exercise the Option in full with a promissory note secured by the Option Shares, payable in one calendar year from the date of issuance and bearing interest at the prime lending rate then in effect.

The Option shall otherwise be subject to the terms and conditions of the Company's 1999 Stock Option Plan.

5. EXTENT OF SERVICES. Executive shall devote his full time, attention and energies to the business of the Company and shall not during such time be engaged (whether or not during normal business


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hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but this shall not be construed as preventing Executive from (a) investing personal assets in businesses which do not compete with the Company in such form or manner as will not require any substantial services on the part of Executive and in which Executive's participation is principally that of an investor; (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in the Executive's collectively owning beneficially at any time five percent (5%) or more of the equity securities of a corporation engaged in a business competitive with that of the Company; and (c) participating in conferences, preparing or publishing papers or books or teaching, so long as the Board of Directors, or its designee, approves of such activities prior to the Executive engaging in them.

6. VACATIONS AND LEAVE. Executive shall be entitled to vacation and other leave in accordance with normal the Company policy applicable to management level employees, which at the date hereof is three (3) weeks annual combined vacation and sick leave. Vacations shall be taken at such time or times as Executive and the Board of Directors, or its designee, shall mutually agree.

7. EXPENSE REIMBURSEMENT. Upon presentation of supporting documentation and consistent with the Company's policy, the Company will reimburse Executive for any reasonable and necessary business expenses incurred by Executive in connection with the business of the Company. The parties acknowledge that Executive may incur certain business-related expenses which the Company will not reimburse but which nonetheless further the business interests of the Company and Executive's professional interest.

8. OTHER BENEFITS. In addition to the benefits specifically described herein, during the term of this Agreement, Executive and his dependents shall be entitled to receive, on an equivalent basis, all other benefits of employment generally made available to other members of the Company's management and their families, including, without limitation, benefits as a result of any present or future medical insurance, disability insurance, life insurance, retirement or pension plans. It is understood that any 401(k) plan implemented by Company will be made available to Executive at the time and upon the equivalent terms as made available to the Company's other management level employees.

9. TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10. TERMINATION OF EMPLOYMENT. This Agreement and Executive's employment may be terminated by either party, for any reason or no reason, immediately upon ten
(10) days prior written notice given to the other party. Accordingly, Executive and the Company acknowledge and agree that the employer-employee relationship between them, as set forth in this Agreement, is an at will employment relationship. Termination pursuant to this Section shall not prejudice any other remedy to which the terminating party may be entitled at law, in equity, or under this Agreement, provided also that, in the event of the Company's termination of the Agreement and employment concomitant with or following, and by reason of, the transfer of ownership of 50% or more of the Company, for other than passive funding purposes, Executive shall be entitled to severance in the amount of one


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year's compensation at the then current rate pursuant to Paragraph 3, above.
This is the only Agreement concerning termination between the Company and Executive, and the parties acknowledge that this Agreement supersedes and replaces any other written or oral agreement, representation or understanding between the parties concerning termination and that this Agreement can only be modified in a writing signed by Executive and the Board of Directors, or its designee.

11. SUCCESSORS TO THE COMPANY. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successors of Company, or any corporation which acquires directly or indirectly all of the assets of the Company, whether by merger, consolidation, sale or otherwise, and shall not be otherwise assignable by the Company. This Agreement is not assignable by Executive.

12. NOTICE. Any notice to be given under the terms of this Agreement shall be given as follows: Notice to the Company shall be addressed to its Chief Executive Officer at the Company's principal office; notices to Executive shall be addressed to Executive's home as last shown on the records of the Company or given by personal delivery. Notice of a change of address under this Section shall have been duly given when personally delivered or three (3) days after being enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage paid, with the United States Postal Service.

13. WAIVER. Neither party's failure to enforce any provision of this Agreement shall be deemed or in any way construed as a waiver of any such provision, nor prevent that party from thereafter enforcing each and every provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available under the circumstances.

14. SEVERABILITY. If one or more of the provisions or paragraphs of this Agreement shall be held to be illegal or otherwise void or invalid, the remainder of this Agreement shall not be affected and shall remain in full force and effect.

15. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of California, without regard to or application of choice of law rules or principles.

16. ARBITRATION. In the event any claim or controversy arises under or concerning any provision of this Agreement, including the termination provision of Section 10, the Company and Executive hereby agree that such claim or controversy shall be settled by final, binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, provided, however, that the impartial arbitrator shall be chosen as follows: if the Company and Executive are unable to agree upon an impartial arbitrator within five (5) days of a request for arbitration, the parties shall request a panel of five (5) labor and employment arbitrators from the American Arbitration Association and shall alternatively strike names until a single arbitrator remains. Arbitration shall occur, if practicable, in Santa Barbara County, California. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings, subject to any limitations placed on


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discovery by the arbitrator. The parties shall share equally in the costs of conducting the arbitration and shall each pay their expenses, but the prevailing party shall be entitled to recover its reasonable attorneys' fees. Notwithstanding the foregoing, nothing herein shall preclude or limit the Company from seeking injunctive relief from a court of competent jurisdiction. Executive acknowledges and agrees that, by agreeing to this provision, he is agreeing to arbitrate any claim relating to his employment, whether or not it arises under the terms of this Agreement, that may arise under federal and state laws including, but not limited to, claims arising under Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Fair Employment and Housing Act. EXECUTIVE FURTHER UNDERSTANDS THAT BY AGREEING TO ARBITRATE EMPLOYMENT CLAIMS HE IS WAIVING HIS RIGHT TO BRING AN ACTION AGAINST THE COMPANY IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND IS WAIVING HIS RIGHT TO HAVE HIS CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

17. ENTIRE AGREEMENT. This Agreement, any stock option agreement, stockholder buy-sell agreement and employee proprietary information agreement signed by Executive contain the entire agreement of the parties and supersede and replace any other Agreement. Except as provided herein, this Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Only the Company's Board of Directors, or its designee, has the authority to modify this Agreement on behalf of the Company.


IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



COMPANY:                                            EXECUTIVE:


VALUECLICK, INC.

/s/ JAMES ZARLEY                                     /s/ KURT JOHNSON
--------------------------------                    ---------------------------
JAMES ZARLEY,                                       KURT JOHNSON
CHIEF EXECUTIVE OFFICER


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